EXHIBIT 3.11

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

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         Certificate of Designation
         (Pursuant to NRS 78.1955)
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                           Certificate of Designation
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                         For Nevada Profit Corporations
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                            (Pursuant to NRS 78.1955)


         1.       Name of corporation:

                  SECURECARE TECHNOLOGIES, INC.

         2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class of series of stock:

         A.       Designation and Number.
                  ----------------------

         One Million Four Hundred Thousand (1,400,000) of the Fifteen Million (15,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series C Contingently Mandatorially Convertible Preferred Stock (the "Series C Preferred Stock") and shall possess the rights and privileges set forth below.

         B.       Par Value Stated Value, Purpose of Issuance and Certificates.
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         Each share of Series C Preferred Stock shall have a par value of $.001, and a no stated value. Certificates representing the shares of Series C
Preferred Stock shall be issued by the Corporation to the purchasers thereof as promptly as is practicable.

         C.       No Dividends.
                  ------------

         The shares of Series C Preferred Stock shall not be entitled to receive any dividends. However, in the event that the Corporation declares a dividend to the holders of its Common Stock, par value $.001 per share, then each share of Series C Preferred Stock shall be entitled to receive a dividend per share 200 times that payable to the holders of each share of the Common Stock.


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         D.       Liquidation Preference.
                  ----------------------

         In the event of any liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock"), the Series B Preferred Stock (the "Series B Preferred Stock") and the Series B New Preferred Stock (the "Series B New Preferred Stock") then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders on a pari passu basis, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of Common Stock or upon any other series of Preferred Stock of the Corporation junior to the Series A Preferred Stock, the Series B Preferred Stock and the Series B New Preferred Stock, an amount per share equal to the Stated Value. If, upon any Liquidation of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series B New Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock, the Series B Preferred Stock and the Series B New Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series B New Preferred Stock and the holders of any other series of Preferred Stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock, the Series B Preferred Stock and the Series B New Preferred Stock shall receive all the assets of the Corporation available for distribution and each such holder of the Series A Preferred Stock, the Series B Preferred Stock and the Series B New Preferred Stock and the holders of any other series of preferred stock with a liquidation preference equal to the liquidation preference of the Series A Preferred Stock, the Series B Preferred Stock and the Series B New Preferred Stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series B New Preferred Stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series B New Preferred Stock shall be entitled to no further distributions thereon and the holders of shares of the Common Stock and of shares of any other series of stock of the Corporation shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders. The Holders of the Series C Preferred Stock shall share in any remaining assets with the holders of the Common Stock with each share of Series C Preferred Stock receiving a portion of the remaining assets to be divided among holders of Series C Preferred Stock and Common Stock based on the number of shares of Common Stock into which their shares of Series C Preferred Stock would have been converted.

         E.       Conversions.
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         The Series C Preferred Stock shall be converted into Common Stock as follows:

                  (a) Mandatory Conversion. The Series C Preferred Stock shall have no conversion rights unless and until the Corporation shall have made sufficient authorized Common Stock available to permit the

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         conversion of all of the shares of Series C Preferred Stock into Common
         Stock at a rate (the "Conversion Rate") of 200 shares of Common Stock for each share of Series C Preferred Stock. The Conversion Rate shall be subject to adjustment as set forth herein.

                  (b) Mechanics of Conversion. The shares of Series C Preferred Stock shall, at the time of the Corporation having sufficient shares of Common Stock available to permit the conversion of all issued and outstanding shares of Series C Preferred Stock all of the shares of Series C Preferred Stock (the "Conversion Date"), automatically convert into Common Stock at the Conversion Rate and such certificates shall no longer represent shares of Series C Preferred Stock, but shall represent Common Stock at the Conversion Rate without any further action on the part of the holder of such Series C Preferred Stock. The Corporation shall send a written notice (the "Conversion Notice") of the Conversion Date to each registered owner of the Series C Preferred Stock advising the holder of the Conversion Date and the Conversion Rate then in effect and advising the holder how the holder may obtain certificates for the Common Shares that his certificate for Series C Preferred Stock now represents. The Conversion Notice shall be sent to the Holder by certified or registered mail, by recognized overnight courier, including, but not limited to, Federal Express, UPS, DHL and USPS, or by hand delivery with receipt acknowledged.

                  (c) Conversion Rate Adjustments. The Conversion Rate shall be subject to the adjustment provisions of Section F below.

         F.       Anti-Dilution Rights.
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                  (a)      Adjustments for Dividends, Reclassifications, etc. In
         case the Corporation shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (b) Adjustment for Reorganization, Consolidation and Merger. In case of any reorganization of the Corporation (or any other corporation the stock or other securities of which are at the time receivable on the conversion of the Series C Preferred Stock) after the Initial Issuance Date, or in case, after such date, the Corporation (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity, then and in each such case the holders of the Series C Preferred Stock, upon the conversion thereof as

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         provided in Section E at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of their shares of Series C Preferred Stock prior to such consummation, the stock or other securities or property to which such holders would have been entitled upon such consummation if such holders had converted their shares of Series C Preferred Stock immediately prior thereto, all subject to further adjustment as provided in Section F(a) above.

                  (c) Minimum Adjustment. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least five hundred shares in such rate; provided, however, that any adjustments which by reason of this Section F(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section F shall be made to the nearest share. Anything in this Section F to the contrary notwithstanding, the Corporation shall be entitled, but shall not be required, to make such changes in the Conversion Rate, in addition to those required by this Section F, as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Common Stock, or any subdivision, reclassification or combination of Common Stock, hereafter made by the Corporation shall not result in any Federal Income tax liability to the holders of Common Stock or securities convertible into Common Stock.

                  (d) Notices. Whenever the Conversion Rate is adjusted, as herein provided, the Corporation shall promptly but no later than ten
         (10) days after any request for such an adjustment by the holder, cause a notice setting forth the adjusted Conversion Rate, and, if requested, information describing the transactions giving rise to such adjustments, to be mailed to the holders at their last addresses appearing on the Corporation's records, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. The Corporation may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section F, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

                  (e) Receipt of Stock other than Common Stock. In the event that at any time, as a result of an adjustment made pursuant to this Section F, the holder of Series C Preferred Stock thereafter shall become entitled to receive any shares of the Corporation, other than Common Stock, thereafter the number of such other shares so receivable upon conversion of Series C Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained herein.

                  (g) Continuation of Number of Series C Preferred Stock. Irrespective of any adjustments in the Conversion Rate or the number or kind of shares purchasable upon conversion of Series C Preferred Stock, Series C Preferred Stock theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated

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         in the similar Series C Preferred Stock initially issuable pursuant to this Certificate of Designation.

         G.       Voting Rights.
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                  Number and Voting with other Shareholders. The holders of
         shares of Series C Preferred Stock shall to the fullest extent permitted or allowed by law vote with the Common Stock as a class with each share of Series C Preferred Stock having the number of votes equal to the number of shares of Common Stock into which it would be converted if the date of the vote were a Conversion Date. The Series C Preferred Stock shall only vote separately as a class when separate class voting is expressly required by law. In all cases where the holders of shares of Series C Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.

         H.       Reservation of Shares; Costs; Approvals; etc.
                  ---------------------------------------------

                  (a) Reservation of Shares. The Corporation shall endeavor to take actions to increase the number of shares of Common Stock available for the conversion of the Series C Preferred Stock to Common Stock, by increasing the number of shares of Common Stock it is authorized to issue, effecting a reverse stock split or both, solely for the purpose of effecting the mandatory conversion of the shares of Series C Preferred Stock as provided herein. All shares of Common Stock which may be issued upon conversion of the shares of Series C Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock). To the extent that the Corporation does not presently have sufficient authorized Common Stock to permit the Conversion of its Series C Preferred Stock, it will no later than its next annual meeting take such action as will allow a Mandatory Conversion of the Series C Preferred Stock.

                  (b) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series C Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series C Preferred Stock in respect of which such shares are being issued.

                  (c) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series C Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any

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         Common Stock into which the shares of Series C Preferred Stock are then convertible is listed on any national securities exchange or on the NMS or NSCM, the Corporation will, if permitted by the rules of such exchange or Nasdaq, list and keep listed on such exchange or the NMS or NSCM, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                  (d) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, destruction, theft or mutilation of any Series C Preferred Stock certificates (the "Certificates") and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Certificates, if mutilated, the Corporation shall execute and deliver new Series C Preferred Stock Certificates of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Series C Preferred Stock Certificates if the Holder thereof contemporaneously requests the Corporation to convert such Series C Preferred Stock into Common Stock, in which event the Corporation shall be entitled to rely on an affidavit of loss, destruction or theft of the Series C Preferred Stock Certificate or, in the case of mutilation, tender of the mutilated certificate, and shall issue the shares of Common Stock issuable upon conversion.

                  (e) No Fractional Shares. If the number of shares of Common Stock issuable upon the conversion of Series C Preferred Stock results in any fractional shares, the Corporation shall not be required to issue fractions of shares, upon conversion of the Series C Preferred Stock or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any conversion hereof, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

                           (i) If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NMS, the current market value shall be the average of the last reported sale prices of the Common Stock on such exchange for the ten (10) trading days prior to the date of conversion of Series C Preferred Stock; provided that if no such sale is made on a day within such period or no closing sale price is quoted, that day's market value shall be the average of the closing bid and asked prices for such day on such exchange or system; or

                           (ii) If the Common Stock is listed in the over-the-counter market (other than on NMS) or admitted to unlisted trading privileges, the current market value shall be the mean the average of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. for the ten
                  (10) trading days prior to the date of the conversion of the Series C Preferred Stock; or

                           (iii) If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current market value shall be an amount determined in a reasonable manner by the Board of Directors of the Corporation.

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                  (f)      Status of Converted Stock. In the event any shares of
         Series C Preferred Stock shall be converted as contemplated hereby, the shares so converted shall be cancelled, shall return to the status of authorized but un-issued shares of Preferred Stock of no designated class or series, and shall not be issuable by the Corporation as Series C Preferred Stock.



         3.       Officer Signature ____________________________________________


Filing Fee: $175.00

         IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

         SUBMIT IN DUPLICATE


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